Exhibit 3.92

12/30/09 1644415·
001
$60.00 K #8916
FILED		tid:1819632
SECRETARY OF STATE
SAM REED
ARTICLES OF MERGER
DECEMBER 30, 2009
OF
STATE OF WASHINGTON
FIRST DATA SOLUTIONS L.L.C.

AND

INTELLIGENT RESULTS, INC.

To the Secretary of State

State of Washington

Pursuant to the provisions of the Washington Business Corporation Act, the domestic business corporation and the foreign business corporation herein named do hereby submit the following articles of merger.

1.              The following is the Plan of Merger for merging First Data Solutions L.L.C. with and into Intelligent Results, Inc. as adopted by the sole member of First Data Solutions L.L.C. on December 28, 2009 and adopted at a meeting by the Board of Directors of Intelligent Results, Inc. on December 28, 2009.

2.              The merger was approved by the shareholders of Intelligent Results, Inc. pursuant to the provisions of Section 23B.11.030 of the Washington Business Corporation Act.

3.              The merger of First Data Solutions L.L.C. with and into Intelligent Results, Inc. is permitted by the laws of the jurisdiction of organization of First Data Solutions L.L.C. and has been authorized in compliance with said laws.

4.              Intelligent Results, Inc. will continue its existence as the surviving Corporation under the name First Data Solutions Inc. pursuant to the provisions of the Washington Business Corporation Act.

5.              The effective time and date of the merger herein provided for in the State of Washington shall be 12:00 a.m. on January 1, 2010.

Executed on December 28, 2009.

FIRST DATA SOLUTIONS L.L.C.

By:	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Capacity:	Vice President &Ass’t Secretary

INTELLIGENT RESULTS, INC.

By:	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Capacity:	Vice President &Ass’t Secretary

PLAN OF MERGER adopted by First Data Solutions L.L.C., a business corporation organized under the laws of the State of Delaware, by resolution of its sole member on December 28, 2009, and adopted by Intelligent Results, Inc., a business corporation organized under the laws of the State of Washington, by resolution of its Board of Directors on December 28, 2009. The names of the corporations planning to merge are First Data Solutions L.L.C., a limited liability company organized under the laws of the State of Delaware, and Intelligent Results, Inc., a business corporation for profit organized under the laws of the State of Washington. The name of the surviving corporation into which First Data Solutions L.L.C. plans to merge is Intelligent Results, Inc.

1.  First Data Solutions L.L.C. and Intelligent Results, Inc., shall, pursuant to the provisions of the laws of the State of the provisions of the Washington Business Corporation Act, be merged with and into a single corporation, to wit, Intelligent Results, Inc., which shall be the surviving corporation upon the effective time and date of the merger and which is sometimes hereinafter referred to as the “surviving corporation”, and which shall continue to exist as said surviving corporation under the name First Data Solutions Inc. pursuant to the provisions of the Washington Business Corporation Act. The separate existence of First Data Solutions L.L.C., which is sometimes hereinafter referred to as the “non-surviving corporation”, shall cease at the effective time and date of the merger in accordance with the laws of the jurisdiction of its organization.

2.  The Articles of Incorporation of the surviving corporation at the effective time and date of the merger shall be the Articles of Incorporation of said surviving corporation except that article FIRST thereof, relating to the name of the corporation is hereby amended and changed so as to read as follows upon the effective date of the merger:

“FIRST: The corporate name for the corporation (hereinafter called the“corporation”) is First Data Solutions Inc.”

and said Articles of Incorporation as herein amended and changed shall continue in full force and effect until further amended and changed in the manner prescribed by the provisions of the Washington Business Corporation Act.

3.  The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Washington Business Corporation Act.

4.  The directors and officers in office of the surviving corporation upon the effective date of the merger shall be the members of the Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with bylaws of the surviving corporation.

5.  Each issued membership interest of the non-surviving corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be cancelled. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued as of the effective time and date of the merger shall continue to represent one issued share of the surviving corporation.

6.  The merger of the non-surviving corporation with and into the surviving corporation shall be authorized in the manner prescribed by the laws of the jurisdiction of organization of the non-surviving corporation, and the Plan of Merger herein made and approved shall be submitted to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Washington Business Corporation Act.

7.  In the event that the merger of the non-surviving corporation with and into the surviving corporation shall have been duly authorized in compliance with the laws of the jurisdiction of organization of the non-surviving corporation., and in the event that the Plan of Merger shall have been approved by the shareholders entitled to vote of the surviving corporation in the manner prescribed by the provisions of the Washington Business Corporation Act, the non-surviving corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and of the State of Washington, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

8.  The Board of Directors and the proper officers of the non-surviving corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.